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                                                              EXHIBIT 23.1

          INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULES

To the Board of Directors and Stockholders of

General Medical Inc.

Richmond, Virginia

  We consent to the use in this Amendment No. 2 to Registration Statement No. 333-16317 of General Medical Inc. (formerly New GMH, Inc.) (the "Company") of our report dated November 26, 1996 (December 2, 1996 as to the second paragraph of Note 10, and January , 1997 as to the fifteenth and sixteenth paragraphs of Note 1), appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the heading "Experts" in such Prospectus.

  Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedules of General Medical Inc. listed in Item 16(b). These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Richmond, Virginia

January  , 1997

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  The above consent is in the form which will be signed by Deloitte &
  Touche LLP upon the consummation of the 1.36-to-one stock split of Common Stock, which is to be effected on or about January 30, 1997 and which is described in Note 1 of the Notes to Consolidated Financial Statements of General Medical Inc.

DELOITTE & TOUCHE LLP Richmond, Virginia January 8, 1997